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                                                                EXHIBIT 3.4

                             AGREEMENT OF MERGER


        This AGREEMENT OF MERGER (this "Agreement"), dated as of the 31st day of December, 1993, pursuant to Section 253 of the General Corporation Law of the State of Delaware, between Lear Holdings Corporation, a Delaware corporation (the "Merged Corporation"), and Lear Seating Corporation, a Delaware corporation (the "Surviving Corporation").

        WITNESSETH that:

        WHEREAS, the Surviving Corporation is a wholly-owned subsidiary of the Merged Corporation;

        WHEREAS, the merger contemplated by this Agreement (the "Merger") will simplify the corporate structure of the Merged Corporation and its subsidiaries, benefitting both the Merged Corporation and the Surviving Corporation;

        WHEREAS, after the Merger, the Surviving Corporation will have the same directors, security holders, capitalization and by-laws of the Merged Corporation prior to the Merger, and the Merger will involve no substantial change in the rights of any security holder of the Merged Corporation; and

        WHEREAS, the parties hereto deem it to be in their best interests to enter into the Merger on the terms and conditions set forth herein;

        NOW THEREFORE, the corporations parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of the Merger and mode of carrying the same into effect as follows:

        FIRST: The Merged Corporation hereby merges itself into the Surviving Corporation and the Surviving Corporation hereby merges into itself the Merged Corporation.

        SECOND: The Certificate of Incorporation of the Surviving Corporation, as heretofore amended and as in effect of the date the Merger, shall continue in full force and effect as the Certificate of Incorporation of the corporation surviving the Merger.

        THIRD: Upon the effectiveness of the Merger, (i) each share of capital stock of the Surviving Corporation which shall be outstanding on the effective date of the Merger and owned by the Merged Corporation shall be cancelled and the outstanding common stock of the Merged Corporation shall be exchanged for a like number of shares of the common stock of the corporation surviving
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the Merger, (ii) each warrant to purchase common stock of the Merged
Corporation which shall be outstanding on the effective date of the Merger shall become a warrant to purchase a like number of shares of common stock of the corporation surviving the Merger, exercisable on identical terms and conditions and (iii) each option to purchase common stock of the Merged Corporation which is outstanding on the effective date of the Merger shall become an option to purchase a like number of shares of the common stock of the corporation surviving the Merger, exercisable on identical terms and conditions.

        FOURTH: The remaining terms and conditions of the Merger are as follows:

                (a) The By-laws of the Surviving Corporation as they shall exist on the effective date of the Merger shall be and remain the By-laws of the corporation surviving the Merger until the same shall be altered, amended or repealed as therein provided.

                (b) Upon effectiveness of the Merger, the directors of the Merged Corporation shall become the directors of the corporation surviving the Merger until their successors shall have been duly elected and qualified as provided in the Certificate of Incorporation and By-laws of the Surviving Corporation.

                (c) The officers of the Surviving Corporation shall continue in office until their successors shall have been duly elected and qualified as provided in the Certificate of Incorporation and By-laws of the Surviving Corporation.

                (d) This Merger shall become effective as of December 31, 1993 pursuant to Section 103 of the General Corporation Law of the State of Delaware.

                (e) Upon the Merger becoming effective, all the property, rights, privileges, obligations, franchises, patents, trademarks, licenses, contracts, registrations and other assets and obligations of every kind and description of the Merged Corporation shall be transferred to, vested in, assumed by and devolve upon the Surviving Corporation without further act or deed and all property, rights, and every other interest of the Surviving Corporation and the Merged Corporation shall be as effectively the property of the Surviving Corporation as they were of the Surviving Corporation and the Merged Corporation, respectively. The Merged Corporation hereby agrees from time to time, as and when requested by the Surviving Corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the

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    Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of the Merged Corporation acquired or to be acquired by reason of or as a result of the Merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors of the Merged Corporation and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Merged Corporation or otherwise to take any and all such action.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day first above written.

                                      LEAR HOLDINGS CORPORATION

                                      By: /s/ J. H. VANDENBERGHE
                                          ------------------------------
                                              James H. Vandenberghe
                                      Its:    Vice President

ATTEST:

By: /s/ THOMAS B. HENSTOCK
    --------------------------
        Thomas B. Henstock
Its:    Assistant Secretary

                                      LEAR SEATING CORPORATION

                                      By: /s/ DONALD J. STEBBINS
                                          ------------------------------
                                              Donald J. Stebbins
                                      Its:    Vice President



ATTEST:

By: /s/ J. H. VANDENBERGHE
    --------------------------
        James H. Vandenberghe
ITS:    Secretary


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